Exhibit 99.1
news release

NYSE: TC
TSX: TCM
April 9, 2014

THOMPSON CREEK METALS COMPANY ANNOUNCES FIRST QUARTER 2014 OPERATING RESULTS AND PROVIDES UPDATE ON OPERATIONS

Denver, Colorado - Thompson Creek Metals Company Inc. (“Thompson Creek” or the “Company”) announced today production results for the three months ended March 31, 2014 for its three operating mines, Mt. Milligan, Thompson Creek and Endako. Total concentrate production for Mt. Milligan for the quarter ended March 31, 2014 was 22.2 thousand dry metric tons, which contained 14.2 million pounds of payable copper and 39.2 thousand ounces of payable gold. Molybdenum production for the first quarter of 2014 was 7.9 million pounds.

	Q1 2014		Q4 2013
	Production	Sales	Production	Sales
Copper and Gold
Mt. Milligan Mine
Payable Copper (million lbs)	14.2	10.8	10.4	2.8
Payable Gold (000's oz)	39.2	23.9	20.4	5.5

Molybdenum (1)

Thompson Creek Mine
Molybdenum (million lbs)	5.7	5.9	4.8	6.7

Endako Mine (75% share)
Molybdenum (million lbs)	2.2	2.7	2.4	2.5

Total Molybdenum (million lbs)	7.9	8.6	7.2	9.2
(1) Molybdenum production pounds reflected are molybdenum oxide and HPM from our mines.

Operations Update:

Mt. Milligan Mine

The Company began the commissioning and start-up phase of Mt. Milligan in the fourth quarter of 2013, and Mt. Milligan Mine reached commercial production, defined as operation of the mill at 60% design capacity mill throughput for 30 days, as of February 18, 2014. The ramp-up at Mt. Milligan continues to progress with mine pit grades as expected, metal recoveries in the mill currently above expectations and mill throughput steadily improving. The Company continues to expect that mill throughput will achieve 75% to 85% of design capacity by the end of 2014. During the first quarter of 2014, the Company made three shipments of copper and gold concentrate under its sales agreements and received provisional payments for two of those shipments. The timing of the gold and copper concentrate shipments and related provisional payments from Mt. Milligan are based on the structure of the Company’s sales agreements.

Thompson Creek Mine

At Thompson Creek Mine, molybdenum production for the first quarter of 2014 was better than expected primarily due to higher ore grades and mill recoveries. Typical spring runoff water conditions in late March, which are expected to continue during the second quarter, have impacted mining at the bottom of the pit, where ore grades are higher. Continued efforts to trench water away from the active dig faces have allowed mining at the bottom of the pit to continue, and stockpiled ore has been used to supplement feed to the mill.

Endako Mine

At Endako Mine, molybdenum production for the first quarter of 2014 was lower than expected. Although the mill is optimized to achieve design mill recoveries and better than designed mill throughputs, operational challenges in maintaining a consistent feed from the mine to the mill, tailings operational issues, and lower than expected ore grades during the first quarter adversely impacted production results.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a diversified North American mining company. The Company’s principal operating properties are its 100%-owned Thompson Creek Mine, an open-pit molybdenum mine and concentrator in Idaho, its 100%-owned Mt. Milligan Mine, an open-pit copper and gold mine and concentrator in British Columbia, a 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and the Langeloth Metallurgical Facility in Pennsylvania. The Company’s development projects include the Berg property, a copper, molybdenum, and silver exploration property located in British Columbia and the Maze Lake property, a gold exploration property located in the Kivalliq District of Nunavut, Canada. The Company’s principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ''forward-looking statements'' within the meaning of the United States Private Securities Litigation Reform Act of 1995 Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "future," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Our forward-looking statements include, without limitation, statements with respect to: future financial or operating performance of the Company or its subsidiaries and its projects; access to existing or future financing arrangements; future inventory, production, sales, payments from customers, cash costs, capital expenditures and exploration expenditures; future earnings and operating results; expected concentrate and recovery grades; estimates of mineral reserves and resources, including estimated mine life and annual production; statements as to the projected development and production ramp-up of Mt. Milligan and other projects, including expected achievement of design capacities; and estimates of Mt. Milligan development costs; future operating plans and goals; and future molybdenum, copper and gold prices.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled "Risk Factors" in Thompson Creek's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time, that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly Director, Investor Relations and Corporate Responsibility Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Barbara Komorowski Renmark Financial Communications Inc. Tel: (514) 939-3989 bkomorowski@renmarkfinancial.com

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